Exhibit 5.2

June 7, 2021

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

Re:

Truist Financial Corporation $1,000,000,000 1.887% Fixed-to-Floating Rate Medium-Term Notes, Series G (Senior), due June 7, 2029 (the “2029 Fixed-to-Floating Rate Notes”) and $1,000,000,000 Floating Rate Medium-Term Notes, Series G (Senior), due June 9, 2025 (the “2025 Floating Rate Notes”, and together with the 2029 Fixed-to-Floating Rate Notes, the “Senior Notes”)

Ladies and Gentlemen:

We are the Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity, and Corporate Secretary and the Deputy General Counsel — Corporate and Employment, respectively, of Truist Financial Corporation, a North Carolina corporation (the “Company”). Our opinion has been requested in connection with the issuance and sale of the above-referenced Senior Notes pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-233483) initially filed on August 27, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as amended by the Pre-Effective Amendment No. 1 filed with the Commission on September 5, 2019 (as so amended, the “Registration Statement”), a final prospectus supplement (including base prospectus), dated September 9, 2019, as further supplemented by (i) a final Pricing Supplement No. 5, dated June 2, 2021, and (ii) a final Pricing Supplement No. 6, dated June 2, 2021, (collectively, the “Senior Notes Prospectus”), the Syndicated Underwriting Agreement, dated June 2, 2021 (the “Syndicated Underwriting Agreement”), between the Company, on one hand, and Truist Securities, Inc., BofA Securities, Inc. and UBS Securities LLC, as representatives of the several underwriters, on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement, dated as of June 30, 2017 (the “Distribution Agreement”), between the Company and the agents listed on Schedule A thereto.

The Senior Notes are being issued under that certain Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by a First Supplemental Indenture, dated as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Company and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, and Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively.

Truist Financial Corporation

June 7, 2021

We, or others who report to either of us, have examined (i) the Articles of Incorporation of the Company, as may have been, from time to time, amended and restated, and the Bylaws of the Company, as amended and restated; (ii) the Registration Statement and the Senior Notes Prospectus; (iii) the Syndicated Underwriting Agreement; (iv) the Distribution Agreement; (v) the Senior Indenture; and (vi) duplicates of the global notes representing the Senior Notes.

We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of the Senior Notes, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine. We have also relied upon certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have assumed that each of the documents has been duly authorized, executed and delivered by each of the parties thereto other than the Company and that each of the documents constitutes valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Company is validly existing as a corporation under the laws of the State of North Carolina; (ii) the Company has the corporate power and authority to execute, deliver and perform the Senior Notes; and (iii) the Senior Notes have been duly and validly authorized by the Company.

The Chief Legal Officer of the Company is a member of the Bar of the Commonwealth of Virginia, and the Deputy General Counsel — Corporate and Employment of the Company is a member of the Bar of the State of North Carolina. We express no opinion in this letter other than as to the federal law of the United States of America and the laws of the State of North Carolina, each as in effect on the date hereof. For purposes of the opinions expressed above, all matters of North Carolina law have been passed upon solely by the Deputy General Counsel — Corporate and Employment of the Company, and all matters as to the federal law of the United States of America have been passed upon solely by the Chief Legal Officer of the Company in reliance upon the matters of North Carolina law passed upon by the Deputy General Counsel — Corporate and Employment of the Company. This opinion is limited to the laws of the State of

Truist Financial Corporation

June 7, 2021

North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing) and the laws of the United States of America that are, in each of our experience, normally applicable to the transactions of the type provided for in the Registration Statement, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. Notwithstanding the foregoing, we are not rendering any opinion with respect to North Carolina state securities or blue sky laws. To the extent any of the opinions above implicate the laws of the State of New York, we have relied on Squire Patton Boggs (US) LLP, special counsel to the Company, for such opinions concerning matters of New York law.

This opinion is delivered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on June 7, 2021, and thereby incorporated by reference into the Registration Statement, and to the use of our names in the Senior Notes Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that either of us is within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

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Very truly yours,

/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons
Senior Executive Vice President, Chief Legal Officer, Head of Enterprise Diversity, and Corporate Secretary

/s/ Keith L. Thornton
Keith L. Thornton
Deputy General Counsel — Corporate and Employment